SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box: [X] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [ ] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                AMPEX CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[ X]    No fee required.
[  ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1)       Title of each class of securities to which transaction applies:
        2)       Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        4)       Proposed maximum aggregate value of transaction:
        5)       Total fee paid:
[  ]    Fee paid previously with preliminary materials.
        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)       Amount Previously Paid:
        2)       Form, Schedule or Registration Statement No.:
        3)       Filing Party:
        4)       Date Filed:

                                AMPEX Corporation

                                  500 Broadway
                         Redwood City, California 94063



                                                                [April __, 1999]

To Our Stockholders:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Ampex Corporation, to be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California on Friday, May 14, 1999 at 9:00 a.m.

         The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of 1999 Annual Meeting of Stockholders and Proxy Statement. A proxy, as well as a copy of the Company's 1998 Annual Report, are included along with the Proxy Statement. These materials are being sent to stockholders on or around [April __, 1999].

         It is important that your shares be represented at the Annual Meeting, whether or not you plan to attend. Accordingly, please take a moment now to complete, sign, date and mail the enclosed proxy.

         We look forward to seeing you at the meeting.

                                        Sincerely,



                                        Edward J. Bramson
                                        Chairman

                                AMPEX CORPORATION
                                  500 Broadway
                         Redwood City, California 94063

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Ampex Corporation (the "Company") will be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California on Friday, May 14, 1999 at 9:00 a.m. for the following purposes:

     1. To elect one Class II director to serve until the 2002 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, removal for cause or death. The Board of Directors has nominated Douglas T. McClure, Jr. for election as the Class II director.

     2. To vote on a proposal to amend the Company's Restated Certificate of Incorporation to: (a) increase the total number of authorized shares of capital stock of the Company from 176,000,000 to 226,000,000 shares; and (b) increase the number of authorized shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Stock"), from 125,000,000 to 175,000,000 shares.

     3. To vote on a proposal to amend the Company's 1992 Stock Incentive Plan to increase the number of shares of Class A Stock available for issuance thereunder by 4,000,000 shares (from 4,250,000 to 8,250,000 shares).

     4.   To   vote   on   a    proposal    to   ratify   the    selection    of
          PricewaterhouseCoopers LLP as independent public accountants for the Company for the current fiscal year.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

          Only stockholders of record at the close of business on March 31, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                      By Order of the Board of Directors



                                      Edward J. Bramson
                                      Chairman

Redwood City, California
[April __, 1999]

          WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                AMPEX CORPORATION

                                 PROXY STATEMENT

                                [April ___, 1999]

          The  accompanying  proxy  is  solicited  on  behalf  of the  Board  of
Directors of Ampex Corporation, a Delaware corporation ("Ampex" or the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company to be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California, on Friday, May 14, 1999 at 9:00 a.m. (the "1999 Annual Meeting" or the "Meeting"). Only holders of record of the Company's Class A Common Stock, $0.01 par value per share (the "Class A Stock") at the close of business on March 31, 1999 will be entitled to vote. At the close of business on that date, the Company had _____________ shares of Class A Stock outstanding and entitled to vote. A majority of the outstanding Class A Stock (__________ shares) will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about [April __, 1999]. An Annual Report containing all information specified by Rule 14a-3 of the rules of the Securities and Exchange Commission (the "SEC") was mailed to each stockholder concurrently with a copy of this Proxy Statement.

                                                   TABLE OF CONTENTS
                                                                            Page

Voting Rights...............................................................  1
Solicitation and Revocability of Proxies....................................  2
Company Background..........................................................  2
Proposal No. 1..............................................................  2
         Election of Class II Director......................................  3
Proposal No. 2..............................................................  5
         Amendment to Restated
          Certificate of Incorporation......................................  5
Proposal No. 3..............................................................  7
         Amendment of 1992 Stock Incentive Plan ............................  7
Proposal No. 4.............................................................. 11
         Ratification of Selection of
          Independent Public Accountants ................................... 11
Security Ownership of Certain Beneficial
          Owners and Management............................................. 12
Compensation of Executive Officers.......................................... 17
Report on Repricing of Options...............................................21
Report of the Compensation Committee
          on Executive Compensation......................................... 24
Company Performance Graph................................................... 27
Certain Relationships and Related Transactions.............................. 28
Stockholder Proposals for 2000 Annual Meeting............................... 29
Other Business.............................................................. 29
Annual Report on Form 10-K.................................................. 29
Annex A..................................................................... 30
         Certificate of Amendment of Restated
          Certificate of Incorporation.......................................30


ENCLOSURE:                 Ampex Corporation 1998 Annual Report


                                  VOTING RIGHTS

          Holders of Class A Stock are entitled to one vote for each share held as of March 31, 1999 (the "Record Date"). Shares of Class A Stock may not be voted cumulatively for the election of directors. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, they will be voted for the Company's nominee for election to the Board of Directors, and in favor of each of the other items set forth in the accompanying Notice of Meeting. The Company's transfer agent will tabulate all votes cast. Abstentions and broker non-votes will be counted for determining whether a quorum exists, but not for determining whether a proposal is approved. The effect of an abstention or broker non-vote will be the same as a vote against adoption of a proposal.

                    SOLICITATION AND REVOCABILITY OF PROXIES

          Proxies in the enclosed form are being solicited by the Company, and the expenses of soliciting such proxies will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph, facsimile or in person. The Company does not currently expect that it will retain a proxy solicitation firm. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders of the Company's Class A Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Class A Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

          Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the 1999 Annual Meeting, or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by: (i) a notice in writing delivered to the Company stating that the proxy is revoked;
(ii) a subsequent proxy executed by the person executing the prior proxy and presented at the Meeting; or (iii) attendance at the Meeting and voting in person.

                               COMPANY BACKGROUND

          Ampex is one of the world's leading providers of technologies for the acquisition, storage and processing of visual information. The Company currently provides digital image solutions for large-scale corporate, government, network, entertainment and telecommunications applications. Its principal product groups are its mass data storage and instrumentation products and its professional video and other products. Ampex has significant experience in digital image processing and has approximately 1,000 patents and patent applications in this field and in recording technology, from which it has derived significant licensing income, primarily from manufacturers of consumer video products around the world. Recently, Ampex has sought to leverage its digital image technology and expertise both internally and through selected strategic investments, particularly in companies which are involved in the delivery of video images over the Internet. In the last twelve months, the Company has acquired MicroNet Technology, Inc., and has made investments in Reiter Associates, Inc., TV onthe WEB, Inc. and Alternative Entertainment Networks, Inc. The Company has also announced plans to establish program production and distribution facilities in Los Angeles and New York City in order to produce Internet video content and distribute it to targeted Internet markets. There can be no assurance that the Company will realize any financial benefit from any such completed or future acquisitions or production facilities.

          References to "Ampex" or the "Company" include subsidiaries and predecessors of Ampex Corporation, unless the context indicates otherwise.

                                 PROPOSAL NO. 1

                          ELECTION OF CLASS II DIRECTOR

Background

          The number of directors comprising the Company's full Board of Directors is five, divided into three classes, designated Class I, Class II and Class III. The Class I directors (Edward J. Bramson and William A. Stoltzfus, Jr.) were elected at the 1998 Annual Meeting of Stockholders for three-year terms that will expire at the 2001 Annual Meeting of Stockholders. The Class II director (Douglas T. McClure, Jr.) was elected at the 1996 Annual Meeting of Stockholders for a three-year term that will expire at the 1999 Annual Meeting. The Class III directors (Craig L. McKibben and Peter Slusser) were elected at the 1997 Annual Meeting for three-year terms that will expire at the 2000 Annual Meeting. The Class II director elected at the 1999 Annual Meeting will serve for a three-year term. A director may not be removed from office before the expiration of his elected term except for cause, and only with the approval of the holders of at least 80% of the Company's voting stock.

          The Company's current Class II director, Mr. McClure, has been nominated by the Board for reelection as the Class II director. Following the 1999 Annual Meeting, the Company will have two Class I directors, one Class II director and two Class III directors constituting the full Board.

Election of Class II Director

          At the 1999 Annual Meeting, stockholders will elect one Class II director who will hold office until the 2002 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, removal for cause or death. The Class II director will be elected by a plurality vote of the holders of Class A Stock represented and voting at the Meeting. Shares represented by the accompanying proxy will be voted for the election of the nominee recommended by the Company's management, unless the proxy is marked in such a manner as to withhold authority to so vote. If the nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware that its nominee will be unable to, or for good cause will not, serve as a director.

Director/Nominee

          Certain information concerning the Company's incumbent directors, as well as the nominee for election as a Class II directors, is set forth below.


          Name of Director             Age                   Principal Occupation          Director Since
          ----------------             ---                   --------------------          --------------

     Class I Directors/Nominees:

Edward J. Bramson(1)(2)(3)              48     Director, Chairman of the Board and Chief      1992
                                               Executive Officer of the Company

William A. Stoltzfus, Jr.(2)(3)(4)      74     Retired Vice President, Chemical Bank          1992

     Class II Director:

Douglas T. McClure, Jr.(2)(3)(4)        46     Managing Director, The Private Merchant        1995
                                               Banking Company

     Class III Directors:

Craig L. McKibben(1)                    48     Director, Vice President, Chief Financial      1992
                                               Officer and Treasurer of the Company

Peter Slusser(2)(3)(4)                  69     President and Chief Executive Officer,         1992
                                               Slusser Associates, Inc.

----------------------------

(1)  Member of Executive Committee
(2)  Member of Audit Committee
(3)  Member of Compensation Committee
(4)  Member of Stock Incentive Plan Committee

Class I Directors

          Edward J. Bramson is Chairman of the Board and Chief Executive Officer of the Company. He has been an officer and director of the Company since 1987, and since January 1991 has been Chief Executive Officer of the Company. Mr. Bramson also serves as Chairman of the Board and Chief Executive Officer of Ampex Holdings Corporation, Vice President of MicroNet Technology, Inc., and Assistant Secretary of Ampex Data Systems Corporation, each of which is a subsidiary of the Company. Mr. Bramson is a director of each such subsidiary. He is also the Chairman and Chief Executive Officer of Sherborne Holdings Incorporated, Sherborne & Company Incorporated and Sherborne Investments Corporation, a limited partner of Newhill Partners, L.P. and the managing member of SH Securities Co., L.L.C. These entities, which are private investment holding companies, may be deemed to be affiliates of the Company. Mr. Bramson is also a director of Hillside Capital Incorporated, a private industrial holding company with which he has been associated since 1976.

          William A. Stoltzfus, Jr. has been a director of the Company since September 1992. Mr. Stoltzfus was a Vice President of Chemical Bank from 1984 through his retirement in 1992, where he was responsible for marketing the bank's products in the Middle East. From 1972 to 1976, Mr. Stoltzfus was the U.S. Ambassador to Kuwait.

Class II Director/Nominee

          Douglas T. McClure, Jr., the Class II director and nominee for election, has been a director of the Company since February 1995. Mr. McClure is a Managing Director of The Private Merchant Banking Company, a position he has held since February 1996. From 1992 to 1994, he was a Managing Director of New Street Capital Corporation, a merchant banking firm, and from 1987 to 1992, he was a Managing Director of Drexel Burnham Lambert Incorporated.

Class III Directors

          Craig L. McKibben is Vice President, Chief Financial Officer and Treasurer of the Company. Mr. McKibben has been an officer and a director of the Company since 1989. He also serves as Vice President and Treasurer of Ampex Holdings Corporation and as a Vice President of each of Ampex Data Systems Corporation, Ampex Finance Corporation and MicroNet Technology, Inc.,
subsidiaries of the Company. Mr. McKibben is also a director of each such subsidiary. He is also Vice President and a director of Sherborne Holdings Incorporated and of Sherborne & Company Incorporated. Since 1989, Mr. McKibben has been a director and executive officer of NH Holding Incorporated, the Company's former parent. From 1983 to 1989, he was a partner at the firm of PricewaterhouseCoopers LLP, independent public accountants.

          Peter Slusser has been a director of the Company since March 1992. Since July 1988, Mr. Slusser has been the President and Chief Executive Officer of Slusser Associates, Inc., a private investment banking company, and the President and Chief Executive Officer of GBH Investments, Inc., a private investment company. From December 1975 to March 1988 he was Managing Director and Head of Mergers and Acquisitions for PaineWebber Incorporated. Mr. Slusser is currently a director of Tyco International Ltd., a global manufacturer, installer and distributor of a wide range of products and systems, and of Sparton Corporation, an undersea defense products and electronics contract manufacturer. He is also a director of Sherborne Holdings Incorporated.

          THE BOARD OF  DIRECTORS  RECOMMENDS A VOTE FOR THE ELECTION OF DOUGLAS
T. McCLURE, JR. AS CLASS II DIRECTOR.

Board and Committee Meetings

          During the year ended December 31, 1998, the Board of Directors met twelve times. Each director who served on the Board during fiscal 1998 attended at least 75% of all Board meetings and meetings of Board committees on which he served, during the periods in fiscal 1998 that he served, except as indicated below.

          Standing committees of the Board include an Executive Committee, an Audit Committee, a Compensation Committee and a Stock Incentive Plan Committee. The Board does not have a nominating committee or a committee performing a similar function.

          Messrs. Bramson and McKibben are currently members of the Executive Committee. The Executive Committee generally is authorized to exercise all power and authority of the Board to the extent permitted by Delaware law, except for amending the Company's Certificate of Incorporation or Bylaws, issuing stock or taking certain actions relating to a corporate merger, consolidation or dissolution. The Executive Committee met once during fiscal 1998.

          Messrs. Bramson, McClure, Slusser and Stoltzfus are currently the members of the Audit Committee. The Audit Committee is authorized to recommend independent auditors for the Company, to inquire into and make recommendations to the Board concerning the scope of the audit and to review any recommendations made by such auditors to the Board. The Audit Committee met three times during fiscal 1998. Mr. Slusser did not participate in one such meeting.

          Messrs. Bramson, McClure, Slusser and Stoltzfus are currently the members of the Compensation Committee. The Compensation Committee determines salaries and other compensation for the Company's executive officers (except for compensation under the 1992 Stock Incentive Plan, which is determined by the Stock Incentive Plan Committee), with Mr. Bramson abstaining from decisions with respect to his own compensation. The Compensation Committee met three times during fiscal 1998.

          Messrs. McClure, Slusser and Stoltzfus are currently the members of the Stock Incentive Plan Committee. The function of the Stock Incentive Plan Committee is to administer the Company's 1992 Stock Incentive Plan and any successor or additional stock incentive plans. The Stock Incentive Plan Committee met six times during fiscal 1998.

Directors' Compensation

          Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors or any Board committee. For 1998, the Company paid a quarterly retainer to non-employee directors of $5,000 each for service on the Board and Board committees. The Company also granted to each non-employee director a nonqualified option to acquire 5,000 shares of Class A Stock, at an exercise price of $2.4375 per share. Such options vest in full at the Company's 1999 Annual Meeting, and expire 15 months after vesting.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

          Mr. Bramson, the Company's Chairman and Chief Executive Officer, serves on the Compensation Committee of the Company's Board of Directors, but does not participate in decisions of the Compensation Committee with respect to his own compensation. During fiscal 1998, Mr. McKibben was an executive officer of the Company and a director of Sherborne Holdings Incorporated ("SHI") and Sherborne & Company Incorporated ("SCI"), each of which, during 1998, had an executive officer (Mr. Bramson) who served as a director of the Company and on its Compensation Committee. In addition, during fiscal 1998, Mr. Bramson was an executive officer of the Company, a director of SHI, SCI and Sherborne Investments Corporation, and the managing member of SH Securities Co., LLC. During 1997, each of these entities had an executive officer (Mr. McKibben) who served as a director of the Company. See "Certain Relationships and Related Transactions."


                                 PROPOSAL NO. 2

               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

          The Board of Directors has unanimously adopted and submits to stockholders for their approval an amendment to paragraph 4.1 of ARTICLE FOUR of the Company's Restated Certificate of Amendment, as previously amended (the "Charter"), to: (a) increase the total number of authorized shares of the Company's capital stock from 176,000,000 to 226,000,000 shares; and (b) increase the number of authorized shares of Class A Stock from 125,000,000 to 175,000,000 shares (together, the "Charter Amendment"). The text of the proposed Charter Amendment is set forth in Annex A to this Proxy Statement, and the following discussion is qualified by reference to Annex A.

          The authorized capital stock of the Company consists of 125,000,000 shares of Class A Stock; 50,000,000 shares of Class C Common Stock, par value $0.01 per share (the "Class C Stock"); and 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Shares of Class C Stock are convertible under certain circumstances, on a share for share basis, into shares of Class A Stock. The Company's outstanding Preferred Stock consists of two classes, the 8% Noncumulative Convertible Preferred Stock (the "Convertible Preferred Stock") and the 8% Noncumulative Redeemable Preferred Stock (the "Redeemable Preferred Stock"). Each share of Convertible Preferred Stock may be converted, at the option of the holder, into 500 shares of Common Stock (based on a liquidation value of $2,000 per share of Cumulative Preferred Stock and a conversion price of $4.00 per share of Common Stock), subject to adjustment under certain circumstances. The Company is obligated to redeem the Redeemable Preferred Stock in quarterly installments beginning in June 1999 and the Convertible Preferred Stock in quarterly installments beginning in June 2001. The Company also has the option to redeem the Redeemable Preferred Stock at any time and the Convertible Preferred Stock beginning in June 2001, and to make both mandatory and optional redemption payments either in cash or in shares of Common Stock. Shares of Common Stock issued to make such redemption payments will be valued at the higher of $2.50 or the fair market value per share of Common Stock.

          In February 1999, holders of 5,630 shares of Convertible Preferred Stock converted their shares into a total of 2,815,000 shares of Class A Stock. As of the Record Date, the Company had issued and outstanding [52,597,547] shares of Class A Stock, no shares of Class C Stock, and [4,370] shares of Convertible Preferred Stock and 21,859 shares of Redeemable Preferred Stock. As of the Record Date, a total of [6,802,470] shares of Class A Stock were reserved for issuance under the following circumstances:

     1. [2,185,000] shares upon the conversion of the remaining outstanding Convertible Preferred Stock;

     2. [3,597,470] shares upon the exercise of options granted under the Company's 1992 Stock Incentive Plan;

     3. [1,020,000] shares upon the exercise of Warrants that were issued to certain holders of the Company's outstanding 12% Senior Notes due 2003, Series B.

          Accordingly, approximately [65,599,983] shares of Class A Stock were available for issuance and unreserved as of the Record Date. Although the Company has not reserved any shares for the redemption of its Preferred Stock, as indicated above, the Company has the option to redeem the outstanding shares of its Redeemable Preferred Stock by issuing up to [17,487,200] shares of Class A Stock and to redeem the remaining outstanding shares of its Convertible Preferred Stock by issuing up to [3,496,000] shares of its Class A Stock. Under certain circumstances, the Company may be required to redeem shares of its outstanding Preferred Stock by issuing shares of Class C Stock. If the Company were to issue any shares of Class C Stock, whether in connection with such a redemption or otherwise, the Company would be required to reserve an equivalent number of shares of Class A Stock (i.e., up to 50,000,000 shares) for issuance upon conversion of such shares of Class C Stock. In addition, the Company wishes to increase by 4,000,000 the number of shares available for option grants under its 1992 Stock Incentive Plan, as discussed below under "Proposal No. 3 -- Amendment of 1992 Stock Incentive Plan." The Board of Directors believes that the availability of additional shares of Class A Stock resulting from approval of the proposed Charter Amendment will benefit the Company by providing flexibility to issue shares of Class A Stock for the forgoing purposes, and for a variety of other corporate purposes, including without limitation: making acquisitions and investments; purchasing property; raising additional capital; making future stock dividends, stock splits or other corporate distributions; and payment of equity compensation.

          The Company has no present commitments, agreements or plans to issue any of the additional shares of Class A Stock to be authorized if the Charter Amendment is adopted. However, the Board of Directors deems it prudent to have such shares available for issuance, in order to enable the Company to respond promptly should any circumstances arise that would make the issuance of Class A Stock necessary or desirable, and to avoid the delay and expense of holding a Special Meeting of Stockholders of the Company at such time. Such additional shares may be issued on such terms and at such times as the Board of Directors may determine without further action by the stockholders, unless otherwise required by the applicable rules of the American Stock Exchange or other applicable laws and regulations.

          Each additional share of Class A Stock authorized by the Charter Amendment will have the same rights and privileges as each outstanding share of Class A Stock. Holders of Class A Stock have no preemptive rights to receive or purchase any shares of the presently authorized Class A Stock or any of the shares which would be authorized by the Charter Amendment. Except in certain cases, such as a stock dividend or stock split, the issuance of additional shares of Class A Stock would have the effect of diluting the ownership and voting power of existing stockholders. In addition, the availability for issuance of additional shares of Class A Stock could discourage, or make more difficult, efforts to obtain control of the Company, including those that stockholders may determine to be favorable or in their best interests. The Company is not aware of any pending or threatened efforts to acquire control of the Company, and the Charter Amendment is not intended to discourage any such efforts.

          If the Charter Amendment is approved by stockholders, it will become effective upon filing with the Secretary of State of the State of Delaware, which is expected to occur promptly after such approval. Stockholder approval will also constitute approval of the filing of a Certificate of Amendment of Restated Certificate of Incorporation which incorporates the Charter Amendment, as set forth in Annex A hereto.

          Approval of this Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class A Stock. The Board of Directors believes that approval of the Charter Amendment is advisable and in the best interests of the Company.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL



                                 PROPOSAL NO. 3

                     AMENDMENT OF 1992 STOCK INCENTIVE PLAN


          The Company's 1992 Stock Incentive Plan, as amended through August 22, 1996 (the "Plan"), provides for the granting of stock options and stock appreciation rights with respect to the Company's Class A Stock to directors, executive officers and other key employees, as well as to certain consultants, advisors and service providers. A detailed description of the Plan is set forth below, immediately following this Proposal. There are presently 4,250,000 shares of Class A Stock reserved for issuance on exercise of options and stock appreciation rights granted under the Plan. On February 12, 1999, the Board approved an amendment to the Plan to increase the number of shares available for issuance under the Plan from 4,250,000 shares to 8,250,000 shares (the "Plan Amendment"), subject to approval by the stockholders of the Company at the Meeting.

          The purpose of the Plan is to provide incentives for participating employees to maximize stockholder value and to provide compensation to participants that is based on the Company's performance, as measured by the price of its Class A Stock. Through the Plan, the long-range interests of key employees are aligned with the interests of the stockholders of the Company as these employees build an ownership interest in the Company. The Company believes that the Plan is a very important compensation vehicle and that the number of shares available for issuance must be increased to enable the Company to attract and retain highly qualified employees. In recommending an increase of 4,000,000 shares, the Board considered a variety of factors, including the stock option practices of other high-technology and Internet service companies with which the Company competes for employees, and the recommendations of an independent compensation consultant. The independent consultant concluded that the number of shares currently available under the Plan, as a percentage of the Company's outstanding stock, was not sufficient to enable the Company to be competitive in the high technology industry. As of February 1, 1999, the Company had approximately 1.1 million shares available for option grants under the Plan, and approximately 2.5 million shares subject to issuance upon the exercise of outstanding stock options granted under the Plan. Together, these shares represent approximately [7%] of the Company's total outstanding Common Stock as of the Record Date. If the proposed increase is approved, the percentage will be approximately [14%], which is more in line with typical levels of approximately 15% for comparable technology companies with which the Company competes for employees. The consultant also noted that Ampex has not requested any similar increases for three years, whereas comparable companies typically request an increase in shares available for option grants of approximately 7% to 11% of total outstanding voting stock every two years. The 4,000,000 share increase represents approximately 8% of the Company's total outstanding Common Stock as of the Record Date. The Board believes that the proposed amendment to the Plan is in the best interests of the Company and its stockholders.

          The Company's executive officers and directors have an interest in approval of this Proposal, because additional shares will be available for grants of awards to these individuals under the Plan if this Proposal is approved.

          Approval of this Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock represented and voting at the Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

1992 Stock Incentive Plan

          Set forth below is a summary of the principal features of the Company's 1992 Stock Incentive Plan.

          Background. The purpose of the Plan is to secure for the Company and its stockholders the benefits arising from the ownership of Company stock options and stock appreciation rights by directors and key employees (including officers) of the Company (and of any parent or subsidiary corporations) who are expected to contribute to the Company's future growth and success. The Plan was adopted by the Company's Board of Directors and stockholders on July 16, 1992, and awards may be granted under the Plan until no later than July 15, 2002. At the 1995 and 1996 Annual Meetings of Stockholders, the stockholders approved amendments to the Plan to increase the number of shares authorized for issuance under the Plan from 750,000 shares to 2,250,000 shares (in 1995) and from 2,250,000 to 4,250,000 (in 1996). On February 12, 1999, the Board approved the Plan Amendment, which will permit the issuance of an additional 4,000,000 shares, subject to stockholder approval at the 1999 Annual Meeting. See Proposal No. 3 above. The Plan is administered by the Stock Incentive Plan Committee of the Company's Board of Directors (the "Committee"). See "Board and Committee Meetings," above.

          Types of Awards. Under the Plan, the Company may grant awards with respect to a maximum of 4,250,000 shares of the Company's Class A Stock ("Awards"), subject to adjustment as provided in the Plan. This number will increase to 8,250,000 shares if the Plan Amendment is approved. Awards may be either options ("Options") or stock appreciation rights ("Rights"). Options may be either incentive stock options ("ISOs") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("NQSOs") not meeting the requirements of Section 422 of the Code. Rights may be either an alternative to or in tandem with the exercise of all or any portion of an Option granted to a Rights holder ("Tandem Rights") or independent of any Options granted ("Non-Tandem Rights"). The Company does not receive any payments from Award recipients upon the grant of Awards.

     An Option entitles the holder thereof to purchase shares of the Company's Class A Stock upon exercise of the Option and payment of the exercise price. However, upon exercise of an NQSO, the Company may elect to pay cash to the holder for part or all of the shares covered by the Option, rather than issuing shares of Class A Stock. The amount of any cash payment would be equal to the difference between the exercise price for such shares and the fair market value of such shares on the date of exercise. A Right entitles the holder thereof to receive, upon exercise of the Right, cash in an amount equal to the difference between the fair market value on the date of grant of the shares covered by the Right and the fair market value of such shares on the date of exercise. However, the Company may elect to issue to the holder, upon exercise of the Right, shares of Class A Stock in lieu of part or all of the cash payment.

          Eligibility. Awards may be granted to officers, employees, directors, consultants, advisors and other service providers of the Company or of any "parent" or "subsidiary" of the Company (as defined in the Plan). However, only employees may receive ISOs, and consultants, advisors and service providers who receive awards must have provided bona fide services to the Company, other than in connection with the offer and sale of securities in a capital raising transaction. As of February 28, 1999, 443 employees and three directors were eligible to receive Awards.

          Terms of Awards. Subject to the terms of the Plan, the Committee determines who will receive each Award, the number of shares subject to each Award, the grant date, the exercise price, the expiration date, the vesting and other terms and conditions for the Award. For ISOs, the exercise price must be at least equal to 100% of the fair market value per share of the Company's Class A Stock on the date the ISO is granted (110% for an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder")). For NQSOs, the exercise price must be at least equal to 85% of such market fair value. On March 31, 1999, the fair market value of the Company's Class A Stock was $_____. Awards granted under the Plan must be exercised within ten years of the grant date, except that an ISO granted to a Ten Percent Stockholder must be exercised within five years of the grant date. Unless otherwise specified by the Committee for a particular Award, Awards vest over four years at the rate of 25% each year after the date of grant, provided that the Award recipient is continuously employed by the Company during that time. Each Award is evidenced by a Stock Option Agreement (for Options) or a Rights Agreement (for Rights) issued by the Company. At the 1995 Annual Meeting of Stockholders, the stockholders approved an amendment of the Plan that limits awards under
the  Plan  to  any  participant   during  a  fiscal  year  to  1,663,645  shares
(representing 5% of the shares of Common Stock that were outstanding as of the date the amendment was approved).

          To exercise an Award, the holder must deliver to the Company a written notice of exercise along with full payment required for exercise (if applicable). For shares purchased upon exercise of an Option, payment may be made in any manner specified by the Committee.

          If an Award holder's employment or other association with the Company is terminated for any reason, any outstanding Award, to the extent that it was exercisable on the date of such termination, may be exercised by the holder within three months after such termination (or such shorter time as may be specified in the Award agreement), but in no event later than the expiration of the Award. If an Award holder's association with the Company is terminated because of the Holder's death or disability, an Award may be exercised within twelve months after such termination (or such shorter time as may be specified in the Award Agreement), but in no event later than the expiration of the Award.

          Amendment and Termination of the Plan. The Committee may amend the Plan at any time and in any respect, except that the Committee cannot amend the Plan to increase the number of shares available for ISO grants under the Plan or to change the designation or class of employees eligible to receive ISOs, without the approval of the stockholders of the Company. The Plan will terminate on the earlier of July 16, 2002 or the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise of Awards.

          Outstanding Awards. As of March 1, 1999, there were Options outstanding with respect to 2,642,179 shares. There were no outstanding Rights. No associates of any directors, executive officers or nominees for director have received any Awards. No person other than those indicated in the table below have received five percent or more of the Awards available for grant under the Plan. Awards that will be granted in the future to the individuals and groups indicated in the table below cannot be determined at this time, since all such decisions are within the discretion of the Committee. However, as indicated above, the Committee may not grant Awards to any participant (including any executive officers) during any fiscal year with respect to more than 1,663,645 shares.

          Options granted during fiscal 1998 under the Plan were allocated among holders as set forth in the table below. The table does not include options granted prior to 1998 that were repriced during 1998. See "Compensation of Executive Officers," and "Report on Repricing of Options," below. Because the Committee has full discretion with respect to the allocation of Awards among the individuals and groups identified in the table, such allocations could be changed by the Committee at any time with respect to future grants of Awards, without amendment of the Plan and without approval by the Board or the stockholders of the Company.

                                  PLAN BENEFITS
                            1992 STOCK INCENTIVE PLAN

                               1998 OPTION GRANTS

       Name and Position                Dollar Value ($)(1)     Number of Shares
       -----------------                -------------------     ----------------

Edward J. Bramson, Chairman                  $0                            0
  and Chief Executive Officer

Robert Atchison, Vice President              $0                      151,000 (2)

Richard J. Jacquet, Vice President           $0                       66,500 (2)

Craig L. McKibben, Vice President,           $0                      169,000 (2)
  Chief Financial Officer and Treasurer

Joel D. Talcott, Vice President              $0                       49,000 (2)
  and Secretary

All current executive officers
          as a group                         $0                      685,500 (3)

All current non-executive officer
          directors as a group               $0                       15,000

All non-executive officer employees
          as a group                         $0                    1,254,000 (4)





---------------------------

(1) Dollar value is considered $0 for all options granted because the exercise price was greater than or equal to the fair market value of the Company's Class A Stock on the date of grant. For valuation information as of other dates, see the tables in "Option/SAR Grants" and "Option /SAR Exercises and Values," below.

(2)       This  number   represents   options   granted  in  exchange   for  the
          cancellation of an equivalent number of options. See "Report on Option Repricing," below.

(3) Includes 560,500 options granted in exchange for the cancellation of the same number of options.

(4) Includes 895,350 options granted in exchange for the cancellation of the same number of options.

Federal Income Tax Information

          The following is a brief summary of the Federal income tax treatment of the Plan, based on Federal income tax laws in effect on the date of this Proxy Statement. This summary is not exhaustive and does not describe state or local tax consequences.

          Tax Treatment of ISOs. Options designated as ISOs under the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. All Options that are not designated as ISOs are intended to be NQSOs. An Option holder will recognize no income upon the grant of an ISO and incur no tax on its exercise (unless the holder is subject to the alternative minimum tax described below). If the Option holder holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the ISO is transferred to the holder and for more than two years after the date the ISO was granted, the holder generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the shares. If the holder disposes of ISO Shares by sale or exchange prior to the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disposition, up to the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the ISO exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the ISO Shares were held.

          Alternative Minimum Tax. The difference between the fair market value of stock purchased on exercise of an ISO (measured as of the date of exercise) and the amount paid for that stock upon exercise of the ISO is an adjustment to income for purposes of the alternative minimum tax. Currently, the alternative minimum tax (which is imposed only to the extent it exceeds the taxpayer's regular tax) is generally 26% of an individual taxpayer's alternative minimum taxable income (28% to the extent the alternative minimum taxable income exceeds $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances). An alternative minimum tax adjustment applies unless a disqualifying disposition of the ISO Shares occurs in the same calendar year as the exercise of the ISO. In addition, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares upon exercise.

          Tax Treatment of NQSOs. An Option holder will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the holder will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price of the NQSO. If the holder receives cash upon exercise in lieu of some or all of the shares subject to the NQSO, the amount of cash (net of any exercise price paid) will be included in income as compensation. In either case, the included amount will be treated as ordinary income by the holder and will be subject to income tax withholding by the Company (either by payment in cash by the Option holder or withholding from the holder's salary). Upon resale of the shares by the holder, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

          Tax Treatment of Rights. Rights will generally be subject to the tax consequences discussed above for NQSOs. Thus, the grant of Rights will be treated like the grant of an NQSO; any shares of stock received upon exercise of Rights will be treated like shares received on exercise of an NQSO; and any cash payment received upon exercise of Rights will be treated like a cash payment received on exercise of an NQSO.

          Capital Gains Tax Rate. Long-term capital gain generally is taxed at a maximum rate of 20%, rather than the 39.6% maximum tax rate applicable to ordinary income. For this purpose, in order to receive long-term capital gain treatment, stock must be held for more than one year. (Different holding periods may apply to dispositions in tax years beginning before 1998.) Capital gains may be offset for capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

          Tax Treatment of the Company. Subject to the limits imposed by Section 162(m) of the Code, the Company will be entitled to a deduction in connection with the exercise of an NQSO or Right by a domestic Option holder to the extent that the holder recognizes ordinary income, provided that the Company complies with IRS reporting requirements relating to the income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the holder recognizes ordinary income on a disqualifying disposition of the ISO Shares, provided that the Company complies with IRS reporting requirements relating to the income. The Company's ability to take a deduction with respect to any exercises of options by certain executive officers will be limited to the extent any such exercise results in annual compensation in excess of $1,000,000.

ERISA

          The Company believes that the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.


                                 PROPOSAL NO. 4

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Company has selected PricewaterhouseCoopers LLP ("PWC") as its principal independent accountants to perform the audit of the Company's financial statements for fiscal 1999, and the stockholders are being asked to ratify this selection. PWC and its predecessors have audited the financial statements of the Company and its predecessors since 1987. Representatives of PWC are expected to be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the Company's outstanding shares of Class A Stock represented and voting at the Meeting is required for approval of this Proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

General

          As of the date of this Proxy Statement, the Company's authorized capital stock consists of Class A Stock; Class C Stock; and Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The Class A Stock and Class C Stock are sometimes collectively called the "Common Stock." On the Record Date, there were __________ shares of Class A Stock outstanding and no shares of Class C Stock outstanding. The holders of Class A Stock are entitled to elect all members of the Board. The holders of Class C Stock are not entitled to any voting rights, except as required by law. Shares of Class C Stock are convertible into Class A Stock under certain circumstances.

          The Company's authorized Preferred Stock includes three series, designated as the 8% Noncumulative Preferred Stock (the "Noncumulative Preferred Stock"); the 8% Noncumulative Convertible Preferred Stock (the "Convertible Preferred Stock"); and the 8% Noncumulative Redeemable Preferred Stock (the "Redeemable Preferred Stock.") In February 1999, holders of 5,630 shares of
Convertible Preferred Stock converted their shares into 2,815,000 shares of Class A Stock. Accordingly, on the Record Date, there were no shares of Noncumulative Preferred Stock outstanding, [4,370] shares of Convertible Preferred Stock remaining outstanding and [21,859] shares of Redeemable
Preferred Stock outstanding. Shares of Noncumulative Preferred Stock and Redeemable Preferred Stock are not convertible into Common Stock. Each share of Convertible Preferred Stock is convertible, at the option of the holder thereof, into 500 shares of Class A Stock, based on a conversion price of $4.00 per share, subject to adjustment under certain circumstances. The holders of Preferred Stock are not entitled to any voting rights, except as required by law and in the specific circumstances set forth in the Certificates of Designations, Preferences and Rights governing each series of Preferred Stock. In the event that (and for so long as) the Company shall have failed to discharge any mandatory redemption obligation with respect to either the Convertible Preferred Stock or the Redeemable Preferred Stock, the Company's Board of Directors will be increased by one director and the holders of all shares of such Preferred Stock, voting as a single class, will be entitled to elect such additional director.

          As of the Record Date, there were [851] record holders of Class A Stock (reflecting approximately ________ beneficial owners), no record holders of Class C Stock, no record holders of Noncumulative Preferred Stock, [5] record holders of Convertible Preferred Stock and [16] record holders of Redeemable Preferred Stock.

Security Ownership of Certain Beneficial Owners

          The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities by each person known by the Company to be the beneficial owner of more than 5% of the Company's voting securities as of the Record Date. Class C Stock, Convertible Preferred Stock and Redeemable Preferred Stock are nonvoting and are not reflected in the table below. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. However, as indicated by the notes following the table, certain shares are deemed to be beneficially owned by more than one person or entity as a result of attribution of ownership among affiliated persons and entities.

                                                                       Amount and
                                                                        Nature of     Percentage
                                Name and Address of                     Beneficial     of Class
  Title of Class                Beneficial Owner                        Ownership

Class A Stock,                 Edward J. Bramson(1)                    [8,734,839]      [16.5%]
  $0.01 par value
                               Craig L. McKibben(2)                    [3,349,884]       [6.3%]

                               Ampex Retirement Master Trust(3)        [2,707,228]       [5.1%]

                               FMR Corp.(4)                            [4,143,334]       [7.9%]



                                       12






                               Credit Suisse Asset
                               Management(5)                           [2,975,000]       [5.7%]



--------------------------

(1) Edward J. Bramson is Chairman of the Board and Chief Executive Officer of the Company. His address is 135 East 57th Street, 32nd Floor, New York, New York 10022. Mr. Bramson has stated, in certain filings with the SEC pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that he disclaims, or does not admit, beneficial ownership of certain shares shown in the table above for purposes of Sections 13(d), 13(g) and 16 of the Exchange Act, or otherwise. Mr. Bramson is the controlling stockholder of Sherborne Investments Corporation ("SIC"), controls SH Securities Co., LLC, a limited liability company ("SHLLC"), and serves as co-administrator of the Ampex Retirement Master Trust (the "Ampex Trust") (see Note 3 below). Mr. Bramson is also the controlling stockholder of Sherborne & Company Incorporated ("SCI"). SCI is the general partner of a partnership that controls the voting stock of Sherborne Holdings Incorporated ("SHI"). Accordingly, Mr. Bramson may be deemed to own beneficially all shares of Class A Stock beneficially owned, directly or indirectly, by SIC, SHLLC, the Ampex Trust, SCI and SHI. However, Mr. Bramson has no pecuniary interest in the shares held by the Ampex Trust, and has stated in filings with the SEC under
         Section 13(d) of the Exchange Act that he expressly disclaims any beneficial interest in such shares. The number of shares of Class A Stock shown in the table as beneficially owned by Mr. Bramson includes the following: [2,884,910] shares owned by Mr. Bramson directly (of which up to 100,000 shares are subject to repurchase by the Company if Mr. Bramson voluntarily resigns or is terminated for cause
         (collectively, "ceases to be employed") prior to certain dates occurring on or before February 18, 2000); 2,500 shares subject to outstanding vested options held by Mr. Bramson under the Company's 1992 Stock Incentive Plan; 1,450,000 shares beneficially owned by SIC; 400,000 shares beneficially owned by SHLLC (of which 100,000 shares are subject to repurchase if Mr. Bramson ceases to be employed before October 23, 1999); [2,707,228] shares reported in the table as beneficially owned by the Ampex Trust; 376,979 shares beneficially owned by SCI; 693,566 shares beneficially owned by SHI and a subsidiary of SHI (of which [150,000] shares are subject to an option granted by SHI to Craig L. McKibben); and 219,656 shares beneficially owned by Craig L. McKibben (see Note 2), with respect to which SHI holds a proxy. Of the total shares reported as beneficially owned, Mr. Bramson shares voting power with respect to [2,707,228] shares and shares investment power with respect to [2,707,228] shares.

(2) Craig L. McKibben is a director and executive officer of the Company. His address is 135 East 57th Street, 32nd Floor, New York, New York 10022. Mr. McKibben has stated, in certain filings with the SEC pursuant to Sections 13(d) and 16(a) of the Exchange Act, that he disclaims, or does not admit, beneficial ownership of certain shares shown in the table above for purposes of Sections 13(d), 13(g) and 16 of the Exchange Act, or otherwise. Mr. McKibben serves as co-administrator of the Ampex Trust (see Note 3 below) and, accordingly, Mr. McKibben may be deemed to own beneficially all shares of Common Stock beneficially owned by such trust. However, he has no pecuniary interest in the shares held by the Ampex Trust and has stated in filings with the SEC under Section 13(d) of the Exchange Act that he expressly disclaims any beneficial interest in such shares. The number of shares of Class A Stock shown in the table as beneficially owned by Mr. McKibben includes the following: 219,656 shares owned by Mr. McKibben directly; 273,000 shares subject to outstanding options held by Mr. McKibben under the Company's 1992 Stock Incentive Plan (of which 161,460 such options are currently exercisable or will become exercisable within 60 days of the Record Date); [150,000] shares subject to outstanding options granted to Mr. McKibben by SHI; and [2,707,228] shares reported in the table as beneficially owned by the Ampex Trust. Of the total shares reported as beneficially owned, Mr. McKibben shares voting power with respect to [219,656] shares and shares investment power with respect to [2,707,228] shares.

(3) The Ampex Retirement Master Trust (the "Ampex Trust") is a pension trust holding assets for the Ampex Corporation Employees' Retirement Plan and the Quantegy Media Corporation (formerly Ampex Media Corporation) Retirement Plan. Its address is c/o State Street Bank and Trust Company, Master Trust Services, W5A, One Enterprise Drive, North Quincy, Massachusetts 02171. The number of shares of Class A Stock shown in the table as beneficially owned by the Ampex Trust includes 2,519,728 outstanding shares and


                                       13





         187,500 shares issuable upon conversion of the 375 shares of Convertible Preferred Stock held by the Ampex Trust. Investment power with respect to all shares shown in the table is shared by Mr. Bramson and Mr. McKibben. See Notes 1 and 2 above.

(4)      The number of shares of Class A Stock  shown as  beneficially  owned by
         FMR Corp. in the table above represents shares beneficially owned by FMR Corp., Edward C. Johnson 3D, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Capital & Income Fund, as reported in a Schedule 13G filed with the SEC jointly by such parties. According to the Schedule 13G, FMR Corp. has sole voting power with respect to 117,500, and no voting power with respect to the balance, of such shares, and has sole dispositive power with respect to all of such shares. The address of FMR Corp. and the other filing parties is 82 Devonshire Street, Boston, Massachusetts 02109.

(5) According to a Schedule 13G filed with the SEC, Credit Suisse Asset Management has sole voting and dispositive power with respect to all of the shares reported as beneficially owned by it in the above table. This stockholder's address is 153 East 53rd Street, New York, New York 10022.

Security Ownership of Management

          The following table sets forth certain information as to each class of outstanding equity securities of the Company beneficially owned as of the Record Date by: (i) each director and nominee; (ii) the Company's Chief Executive Officer and the other four most highly compensated executive officers who were officers as of December 31, 1998; and (iii) all current directors and executive officers as a group. No executive officer or director of the Company owns securities of any parent or subsidiary of the Company (other than directors' qualifying shares), except as indicated in the footnotes to the table below. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of any shares for any stockholder in the table below shall not be deemed an admission that such stockholder is, for any purpose, the beneficial owner of such shares. An asterisk denotes beneficial ownership of less than 1% of the class of securities indicated.


                                                                             Amount
                                                                              and
                                             Name of                       Nature of         Percentage
      Title of Class                     Beneficial Owner                  Beneficial          of Class
                                                                           Ownership

Class A Stock,               Edward J. Bramson(1)                        [8,734,839]          [16.5%]
  $0.01 par value
                             Craig L. McKibben(2)                        [3,349,884]          [ 6.3%]

                             Douglas T. McClure, Jr.(3)                 [    22,500]             *

                             Peter Slusser(3)                           [    12,500]             *

                             William A. Stoltzfus, Jr.(3)               [    13,500]             *

                             Robert L. Atchison(4)                      [   301,000]             *

                             Richard J. Jacquet(5)                      [   131,000]             *

                             Joel D. Talcott (6)                        [   175,325]             *

                             All current directors and
                               executive officers as a group(7)         [ 9,663,664]          [18.1%]





                                       14





Convertible                  Edward J. Bramson(1)                              [375]           [3.8%]
  Preferred Stock,
  $1.00 par value            Craig L. McKibben(2)                              [375]           [3.8%]

                             All current directors and executive               [375]           [3.8%]
                               officers as a group

Redeemable                   Edward J. Bramson(1)                              [818]           [3.7%]
  Preferred Stock,
  $1.00 par value            Craig L. McKibben(2)                              [818]           [3.7%]

                             All current directors and executive               [818]           [3.7%]
                               officers as a group


-----------------------------

(1) See Note 1 under the "Security Ownership of Certain Beneficial Owners" table above. The shares of Convertible Preferred Stock and Redeemable Preferred Stock reported in this table are held by the Ampex Trust. Mr. Bramson serves as co-administrator of this trust.

(2) See Note 2 under the "Security Ownership of Certain Beneficial Owners" table above. The shares of Convertible Preferred Stock and Redeemable Preferred Stock reported in this table are held by the Ampex Trust. Mr. McKibben serves as co-administrator of this trust.

(3) Includes [10,000] shares subject to outstanding options that are currently exercisable or will become exercisable within 60 days of the Record Date.

(4) Represents 301,000 shares subject to outstanding options granted under the 1992 Stock Incentive Plan, of which 201,340 such options are currently exercisable or will become exercisable within 60 days of the Record Date.

(5) Includes 127,000 shares subject to outstanding options granted under the 1992 Stock Incentive Plan, of which 83,110 such options are currently exercisable or will become exercisable within 60 days of the Record Date.

(6) Includes [146,825] shares subject to outstanding options granted under the 1992 Stock Incentive Plan, of which 85,410 such options are currently exercisable or will become exercisable within 60 days of the Record Date.

(7) Includes an aggregate of 1,130,325 shares subject to outstanding options, of which 606,320 such options are currently exercisable or will become exercisable within 60 days of the Record Date. Shares that are deemed beneficially owned by both Mr. Bramson and Mr. McKibben are counted only once in the total shares reported. See Notes 1 and 2 above.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and certain stockholders owning more than 10% of any class of the Company's equity securities ("10% Stockholders") to file reports with the SEC indicating their ownership of securities of the Company and any changes in such ownership. Executive officers, directors and 10% Stockholders are required to provide copies of these reports to the Company. Based on a review of copies of all such reports filed with respect to fiscal 1998 and furnished to the Company, as well as certain written representations provided to the Company by executive officers, directors and certain 10% Stockholders, all such reports required to be filed with respect to fiscal 1998 have been filed in a timely manner.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

          The following table summarizes the compensation earned by or paid to the Company's Chief Executive Officer and the other four most highly compensated executive officers during 1998 who were officers as of December 31, 1998 (collectively, the "Named Executives") for their services to the Company and its subsidiaries during fiscal 1996, 1997 and 1998. The Company does not have employment contracts with any of the Named Executives. See "Termination of Employment and Change-in-Control Arrangements," below.


                                              Summary Compensation Table

                                                                                        Long-Term Compensation
                                                                            --------------------------------------------------------

                                              Annual Compensation                       Awards                      Payouts
                                   -------------------------------------------------------------------------------------------------

                                                                                                                Long
                                                                  Other                      Securities         Term       All Other
                                                                  Annual      Restricted     Underlying      Incentive      Compen-
Name and                                             Bonus       Compen-        Stock         Options/          Plan        sation
Principal Position          Year     Salary($)        ($)       sation ($)      Awards       SARs(#)(1)      Payouts($)     ($)(2)
------------------          ----     ---------        ---       ----------      ------       ----------      ---------      --------


Edward J. Bramson,          1998     $155,008           $0             0          0                  0              $0            $0
   Chairman and             1997      155,008            0             0          0                  0               0             0
   Chief Executive          1996      160,008            0             0          0                  0               0             0
   Officer(3)


Robert L. Atchison,         1998      178,500       69,000             0          0            151,000               0         4,000
   Vice President           1997      178,500      140,000             0          0             90,000               0         4,000
                            1996      177,683      165,000             0          0             40,000               0         4,000


Richard J. Jacquet,         1998      159,380       60,000             0          0             66,500               0         4,000
   Vice President           1997      157,500       75,000             0          0             37,500               0         4,000
                            1996      156,779       75,000             0          0             22,500               0         4,000


Craig L. McKibben,          1998      172,030      135,000             0          0            169,000               0             0
   Vice President,          1997      170,004       75,000             0          0            105,000               0             0
   Treasurer and            1996      170,004      100,000             0          0             25,000               0             0
   Chief Financial
   Officer


Joel D. Talcott,            1998      156,971      108,820             0          0             49,000               0         4,000
   Vice President           1997      155,160       49,213             0          0             22,500               0         4,000
   and Secretary            1996      154,183       87,801             0          0             67,500               0         4,000


--------------------------

(1) On November 6, 1998 and October 28, 1997, the Stock Incentive Plan Committee of the Board of Directors authorized the Company to allow the holders of certain "out of the money" stock options to voluntarily cancel those options in exchange for an equivalent number of new options with exercise prices of $1.0625 and $3.125, respectively, (the fair market value of the Company's Class A Stock on November 6, 1998 and October 28, 1997, respectively), but with different vesting and expiration schedules. Accordingly:

         (i) all of the options granted to Mr. Atchison in 1998 and 65,000 of the options granted to him in 1997 were granted in exchange for the cancellation of the same number of options.

         (ii) all of the options granted to Mr. Jacquet in 1998 and 30,000 of the options granted to him in 1997 were granted in exchange for the cancellation of the same number of options.

         (iii) all of the options granted to Mr. McKibben in 1998 and 65,000 of the options granted to him in 1997 were granted in exchange for the cancellation of the same number of options.

         (iv) all of the options granted to Mr. Talcott in 1998 and 12,500 of the options granted to him in 1997 were granted in exchange for the cancellation of the same number of options.

     See "Report on Repricing of Options" and the Ten-Year Option/Repricings table, below.

(2) All amounts disclosed under "All Other Compensation" consist of matching Company contributions under the Ampex Savings Plan, which is an employee-contributory savings incentive plan intended to qualify under Section 401(k) of the Internal Revenue Code.

(3) Mr. Bramson's salary for 1996, 1997 and 1998 reflects a voluntary reduction of $15,000, $20,000 and $20,000, respectively, in order to make funds available for 1996, 1997 and 1998 bonuses to other employees.


Termination of Employment and Change-in-Control Arrangements

          Each Named Executive except Mr. Bramson is party to an Employment Security Letter pursuant to which he is entitled to continuation of salary, average bonus and medical and insurance benefits for 24 months following a "change in control" of the Company (as defined in the Employment Security Letter) in which he is terminated, his compensation and benefits are reduced to less than 90% of then-current compensation and benefits or he is relocated to a work location more than 50 miles from his current work location. Such benefits are subject to deferral or reduction as necessary to avoid excise tax under
Section 4999 of the  Internal  Revenue  Code and to ensure  deductibility  under
Section 280G of the Internal Revenue Code, and will cease if the Named Executive accepts employment with a company engaged in business similar to the Company's business.

Option/SAR Grants

          The following table describes the options to purchase shares of the Company's Class A Stock granted to the Company's Named Executives during fiscal 1998 and the potential value of such options at the end of their terms, assuming certain levels of stock price appreciation.


                                            Option/SAR Grants in Fiscal 1998

                                                                                                           Potential
                                                                                                      Realizable Value at
                                                                                                         Assumed Annual
                                                                                                      Rates of Stock Price
                                                                                                          Appreciation
                                    Individual Grants (1)                                            For Option Term (1)(2)
----------------------------------------------------------------------------------------------------------------------------------

                                               % of Total
                             Number of          Options/
                             Securities           SARs
                             Underlying        Granted to         Exercise
                              Options/        Employees in        or Base
                                SARs             Fiscal            Price         Expiration
         Name               Granted (#)         Year (3)         ($/share)          Date            5% ($)           10% ($)
         ----               -----------         --------         ---------          ----            ------           -------

Edward J. Bramson                 0                --                --              --               --               --

Robert L. Atchison        151,000(4)(6)           7.73%          $1.0625           2/6/02           $19,708          $41,636

Richard J. Jacquet         66,500(4)(6)           3.40%          $1.0625           2/6/02           $ 8,680          $18,336

Craig L. McKibben         169,000(4)(6)           8.65%          $1.0625           2/6/02           $22,058          $46,599

Joel D. Talcott            49,000(4)(6)           2.51%          $1.0625           2/6/02           $ 6,395          $13,511

------------------------

(1) All options are nonqualified stock options granted pursuant to the Company's 1992 Stock Incentive Plan. Upon exercise, the Company may elect to pay cash to the holder for all or part of his options, rather than issuing shares of Class A Stock. All options were granted with an exercise price greater than or equal to the fair market value on the date of grant.

(2) Potential realizable values reflect the difference between the option exercise price on the date of grant and the fair market value of the Company's Class A Stock at the end of the option term, assuming 5% and 10% compounded annual appreciation of the stock price from the date of grant until the expiration of the option. The 5% and 10% appreciation rates are assumed pursuant to rules promulgated by the SEC and do not reflect actual historical or projected rates of appreciation of the Class A Stock. Assuming such appreciation, on February 2, 2002, the per share value would be $1.25 at 5% or $1.46 at 10% (based on a fair market value of $1.0625 on November 11, 1998, which is the grant date for all of the options listed in the table above. The foregoing values do not reflect appreciation actually realized by the Named Executives. See "Option/SAR Exercises and Values," below.

(3) For purposes of calculating these percentages, the total number of options granted to all employees in fiscal 1998 was 1,954,600.

(4) These options become exercisable as to 34% of the shares on May 6, 1999 and as to an additional 11.0% each quarter thereafter until November 6, 2000.

(5) On November 6, 1998, the Stock Incentive Plan Committee authorized the holders of certain "out of the money" options to surrender those options for cancellation in exchange for new options exercisable at $1.0625 per share, which was the fair market value per share of Class A Stock on November 6, 1998. Each such new option is exercisable for the same number of shares as the canceled option for which it was exchanged, but has a different vesting and expiration schedule. The Ten-Year Option/SAR Repricings table included below lists each option granted to a Named Executive pursuant to the exchange program.

Option/SAR Exercises and Values

          The following table provides certain information concerning the exercise of stock options during 1998 and the value of unexercised options to purchase shares of the Company's Class A Stock held by the Company's Named Executives as of December 31, 1998.


               Aggregated Option/SAR Exercises in Fiscal 1998 and
                        Fiscal Year End Option/SAR Values


                                                                          Number of                              Value of
                                                                    Securities Underlying                       Unexercised
                                                                         Unexercised                           In-the-Money
                                                                       Options/SARs at                        Options/SARs at
                                                                       Fiscal Year End                      Fiscal Year End(1)
                                                           -------------------------------------------------------------------------

                             Shares
                          Acquired on          Value
         Name             Exercise (#)      Realized ($)       Exercisable       Unexercisable        Exercisable      Unexercisable
         ----             ------------      ------------       -----------       -------------        -----------      -------------

Edward J. Bramson              0                 $0               2,500                0                  $0                 $0

Robert L. Atchison             0                 $0              150,000            151,000               $0                 $0

Richard J. Jacquet             0                 $0               60,500             66,500               $0                 $0

Craig L. McKibben              0                 $0              104,000            169,000               $0                 $0

Joel D. Talcott                0                 $0               92,925             61,375               $0                 $0


------------------------

(1) The fair market value per share of Class A Stock on December 31, 1998 was $1.0625, based on the closing price on the American Stock Exchange (as reported by an on-line quotation service) on December 31, 1998, which was the last trading day of the year.

                         REPORT ON REPRICING OF OPTIONS

NOTE: THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY SUCH INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

         On November 6, 1998, the Stock Incentive Plan Committee of the Company's Board of Directors (the "Stock Committee") authorized an exchange program pursuant to which the Company offered to holders of certain "out-of-the-money" stock options issued under the Company's 1992 Stock Incentive Plan (the "Plan") the right to surrender those options for cancellation in exchange for new options exercisable at $1.0625 per share, which was the fair value per share of Class A Stock on November 6, 1998. Each new option is exercisable for the same number of shares as the canceled option for which it was exchanged, and will generally vest as to 34% of the underlying shares on May 6, 1999 and as to an additional 11% of the underlying shares on a quarterly basis thereafter until November 6, 2000. Each new option will follow an expiration schedule similar in length to the cancelled option for which it was exchanged. Out-of-the-money options held by Mr. Bramson, members of the Stock Committee, former employees, non-active employees and certain employees who were involved in the Company's keepered media development program, and options exercisable at $1.50 per share, were not eligible to be exchanged in the exchange program. The Stock Committee believes that this exchange program was in the best interests of the Company and was necessary in order for the Plan to continue serving one of its primary purposes -- to encourage key employees to remain with the Company and to contribute toward efforts to increase the value of the Company's Class A Stock. Prior to their cancellation pursuant to the exchange program, the out-of-the-money options had exercise prices ranging from $2.00 to $4.875, and therefore provided little incentive to employees.


                                           STOCK INCENTIVE PLAN COMMITTEE

                                           Douglas T. McClure, Jr.
                                           Peter Slusser
                                           William A. Stoltzfus, Jr.

         The table set forth below provides certain information concerning all adjustments to the exercise prices of outstanding stock options held by executive officers of the Company during the past 10 years.


                                             Ten-Year Option/SAR Repricings

                                           Number of                                                                  Length of
                                           Securities                                                                 Original
                                           Underlying       Market Price                                             Option Term
                                            Options/        of Stock at       Exercise Price                        Remaining at
                                              SARS            Time of           at Time of                             Date of
                                          Repriced or       Repricing or       Repricing or       New Exercise      Repricing or
          Name                Date          Amended          Amendment          Amendment            Price          Amendment
          ----                ----          -------          ---------          ---------            -----          ---------

Robert L. Atchison,        11/6/98          16,000             1.0625              2.375             1.0625         3.7 years
Vice President                              18,000             1.0625              2.375             1.0625         3.6 years
                                            52,000             1.0625              3.625             1.0625         7.0 years
                                            25,000             1.0625              3.125             1.0625         5.8 years
                                            40,000             1.0625              3.125             1.0625         5.2 years
                                            25,000             1.0625              3.125             1.0625         5.2 years
                           10/28/97         40,000             3.1250              5.750             3.1250         0.2 years
                                            25,000             3.1250              5.875             3.1250         5.9 years
                            4/25/94         40,000             2.1250              6.000             2.3750         8.2 years
                                            18,000             2.1250              4.750             2.3750         9.1 years
                                           -------
                                           299,000



                                                                 21






Richard J. Jacquet,        11/6/98          18,000             1.0625              2.375             1.0625         3.7 years
Vice President                               6,500             1.0625              2.375             1.0625         4.6 years
                                            12,000             1.0625              3.625             1.0625         7.0 years
                                            10,000             1.0625              3.125             1.0625         1.2 years
                                            12,500             1.0625              3.125             1.0625         5.2 years
                                             7,500             1.0625              3.125             1.0625         1.2 years
                           10/28/97         12,500             3.1250              5.750             3.1250         5.0 years
                                            10,000             3.1250             10.500             3.1250         1.5 years
                                             7,500             3.1250              4.875             3.1250         2.0 years
                                            18,000             2.3750              6.000             2.3750         8.2 years
                                             6,500             2.3750              4.750             2.3750         9.1 years
                                           -------
                                           121,000

Craig L. McKibben,         11/6/98          46,000             1.0625              2.375             1.0625         5.4 years
Vice President and                          18,000             1.0625              2.375             1.0625         4.6 years
Treasurer                                   40,000             1.0625              2.375             1.0625         3.7 years
                                            15,000             1.0625              3.125             1.0625         1.2 years
                                            25,000             1.0625              3.125             1.0625         5.2 years
                                            25,000             1.0625              3.125             1.0625         5.2 years
                           10/28/97         25,000             3.1250              5.750             3.1250         5.0 years
                                            15,000             3.1250              4.875             3.1250         2.0 years
                                            25,000             3.1250              4.875             3.1250         5.0 years
                           4/25/94          40,000             2.3750              6.000             2.3750         8.2 years
                                            18,000             2.3750              4.750             2.3750         9.1 years
                                           -------
                                           292,000

Joel D. Talcott, Vice      11/6/98          18,000             1.0625              2.375             1.0625         3.7 years
President and                                6,500             1.0625              2.375             1.0625         4.6 years
Secretary                                   12,000             1.0625              3.625             1.0625         7.0 years
                                            12,500             1.0625              3.125             1.0625         5.2 years
                           10/28/97         12,500             3.1250              5.750             3.1250         5.0 years
                           4/25/94          18,000             2.3750              6.000             2.3750         8.2 years
                                             6,500             2.3750              4.750             2.3750         9.1 years
                                            ------
                                            86,000




Pension Plan

          The Company maintains an Employees' Retirement Plan for its employees (the "Retirement Plan"). The Retirement Plan is a defined benefit plan under which a participant's annual post-retirement pension benefit is generally determined by the employee's years of credited service as determined under the Retirement Plan ("Credited Service") and his or her average annual earnings during the highest 60 consecutive months of the last 120 consecutive months of service ("Final Average Annual Compensation"). Effective February 1, 1994, the accrual of additional benefits under the Retirement Plan was discontinued by providing that a participant's benefits will be determined on the basis of Credited Service and Final Average Annual Compensation accrued to the earlier of termination of employment or January 31, 1994. There are no employee contributions under the Retirement Plan. Under applicable Internal Revenue Code limits, the maximum annual benefit payable under the Retirement Plan, as of January 1, 1998, is $130,000, assuming that payments are made on a straight life or qualified joint and survivor basis, beginning at age 65.

          The following table describes the estimated annual benefits payable upon retirement under the Retirement Plan at specified compensation levels and for specified years of Credited Service. As indicated above, Final Average Annual Compensation and Years of Credited Service for each employee were frozen during 1994.


                                                   Pension Plan Table

   Final Average
      Annual
   Compensation                                               Years of Credited Service
----------------------------------------------------------------------------------------------------------------------------------


                            15                20                 25                 30                  35              40
                            --                --                 --                 --                  --              --

      125,000          $25,200            $33,500            $41,900            $50,300            $ 58,700       $ 67,100
      150,000           30,400             40,500             50,700             60,800              70,900         81,100
      175,000           35,700             47,500             59,400             71,300              83,200         95,100
      200,000           40,900             54,500             68,200             81,800              95,400        109,100
      225,000           44,900             59,900             74,900             89,900             104,900        119,800
      250,000           44,900             59,900             74,900             89,900             104,900        119,800
      300,000           44,900             59,900             74,900             89,900             104,900        119,800
      400,000           44,900             59,900             74,900             89,900             104,900        119,800
      450,000           44,900             59,900             74,900             89,900             104,900        119,800
      500,000           44,900             59,900             74,900             89,900             104,900        119,800


          A participant's annual pension payable as of normal retirement date will be equal to the following (subject to a minimum benefit level and to the freezing of benefits as described above): 1.1% of that portion of the Final Average Annual Compensation, up to the "Social Security Integration Amount" in effect for 1994, plus 1.4% of that portion of the Final Average Annual Compensation in excess of the Social Security Integration Amount, multiplied by the number of years of Credited Service. As a result of the benefit freeze, the Social Security Integration Amount, which is determined based on a participant's year of birth, has been frozen at the level that was applicable for each year of birth in 1994. The Social Security Integration Amount was $24,312 for a participant retiring in 1994 at age 65. For purposes of determining Final Average Annual Compensation, salary, overtime and sales commissions are included. For each of the Named Executives covered by the Retirement Plan, such compensation for fiscal 1993 is equal to the compensation disclosed in the "Salary" column in the Summary Compensation Table. Because of the freeze implemented in January 1994, compensation during 1994 or subsequent years will not be used to determine Final Average Annual Compensation for the Named Executives. The table above assumes that benefits are payable for life from normal retirement date (age 65) and are computed on a straight life basis. The benefits payable are not subject to any deduction for Social Security or other offset amounts.

          Since January 31, 1994, the Final Average Annual Compensation and the estimated years of Credited Service for each of the Named Executives have been as follows: Mr. Atchison -- $138,524; 18 years 2 months; Mr. Jacquet -- $117,987; 5 years 5 months; and Mr. Talcott -- $130,706; 19 years 3 months. Mr. Bramson and Mr. McKibben are not participants in the Retirement Plan. In addition to the estimated benefits payable shown in the table above, Mr. Talcott is eligible to receive $15,140 per year upon retirement at normal retirement age under the terms of the Ampex Corporation Supplemental Retirement Income Plan, which was terminated as of December 31, 1987. No other Named Executives are eligible to participate in this plan.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

NOTE: THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

          Compensation for the Company's executive officers for fiscal 1998 was determined by the Compensation Committee of the Board of Directors (with Mr. Bramson abstaining from decisions with respect to his own compensation). The Compensation Committee (the "Committee") has provided the following report with respect to the compensation of executive officers for fiscal 1998.

Overview

          The Company believes that the compensation of all employees, including executive officers, must be sufficient to attract and retain highly qualified personnel and must align compensation with the Company's short-term and long-term business strategies and performance goals. In the case of executive officers, it must also provide meaningful incentives for measurably superior performance. To insure that its compensation practices remain competitive, the Company regularly compares its compensation policies with those of other similar companies.

          The Company's compensation philosophy for executive officers is to pay above-average total compensation when superior performance is achieved, both by the Company and the individual executive. In recent years, because of the Company's financial situation and its cash requirements, superior performance for the Company has been equated with achieving certain levels of sales, operating cash flow, profit and other indicators of financial performance. Superior performance by an individual is measured according to a variety of objective and subjective factors. Based on available data reviewed by the Company, the Company believes that the base salary of its chief executive officer is significantly below the median salary for comparable positions with other companies in the electronics and other technology industries. Aggregate base salaries for the Company's other executive officers as a group are below average for comparable positions in other high-technology companies. If superior performance is achieved both by the Company and the individual, the base salary plus cash bonuses will compensate an executive at above-average levels. If the Company does not achieve financial targets and/or individual performance is not superior, total compensation will be below comparable average total compensation levels.

Components of Executive Compensation

          The Company provides several different types of compensation for its executive officers in order to achieve its goals of encouraging technological innovation, fostering teamwork and enhancing the loyalty of valuable employees. The Committee believes that the achievement of these goals will ultimately enhance stockholder value. The components of executive compensation are as follows:

          Salary. The Committee establishes base salaries for its executive officers by reviewing salaries and annual bonuses for comparable positions with other companies. Salary increases are granted from time to time based on both individual performance and on the Company's ability to pay such increases.

          Cash Incentive Plans. In 1996, 1997 and 1998, the Company paid its executive officers cash bonuses under cash incentive plans based on the financial performance of the Company and on their individual performance.

          1992 Stock Incentive Plan. The Company's 1992 Stock Incentive Plan (the "Plan") provides for the granting of stock options and stock appreciation rights with respect to the Company's Class A Stock to directors, executive officers and other employees and service providers. Grants under the Plan during 1998 to executive officers are described above in "Compensation of Executive Officers -- Option/SAR Grants." The purpose of the Plan is to provide additional incentives for participants to maximize stockholder value. Through the Plan, the long-range interests of employees are aligned with the interests of the stockholders of the Company as these employees build an ownership interest in the Company. In fiscal 1996, the Plan was amended to conform to regulations adopted by the SEC under Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"). As so amended, the Plan provides that, except with respect to non-employee directors, all decisions with respect to officers and directors subject to Section 16 of the 1934 Act shall be made by a Committee that is composed solely of two or more non-employee directors. All decisions with regard to awards to any non-employee directors shall be made by the Company's Board of Directors, without the participation or vote of such non-employee director. During fiscal 1998, the Stock Incentive Plan Committee of the Board, which is composed solely of non-employee directors, made all decisions with respect to options for executive officers of the Company.

Limitation on Deductibility of Certain Compensation

          The Internal Revenue Code was amended in 1993 to add Section 162(m), which limits the deductibility, for income tax purposes, of certain executive compensation in excess of $1,000,000 for any individual Named Executive in a single tax year. Based on the current compensation of its Named Executives, the Company does not believe that Section 162(m) will have any impact on the Company in the near term. Accordingly, the Company has not yet established a general policy regarding potential changes in its compensation programs to address the possible impact of Section 162(m). However, during 1994 the 1992 Stock Incentive Plan was amended to minimize the effect of Section 162(m) on compensation under the Plan.

Fiscal 1998 Compensation

          Compensation of Chief Executive Officer; Relationship to Company Performance. For fiscal 1998, Edward J. Bramson, the Company's Chairman and Chief Executive Officer, received a salary of $155,008 for his services to the Company and its subsidiaries. The Compensation Committee had initially set his salary at $175,000 for 1998. However, Mr. Bramson offered to reduce his salary by $20,000 in order to make funds available for bonuses to other employees. As indicated above, the Committee believes that Mr. Bramson's base salary is significantly below the median salary for chief executive officers with other companies in the electronics and other technology industries.

          Mr. Bramson did not receive any options under the Plan during fiscal 1998. In February 1998, Mr. Bramson purchased a total of 75,000 shares of Class A Stock from the Company at prevailing market prices. Of these shares, 18,750 are subject to repurchase by the Company under certain circumstances. Mr. Bramson and his affiliates also own other shares of Class A Stock. See "Security Ownership of Certain Beneficial Owners and Management," above. The Committee believes that this stock ownership by Mr. Bramson and his affiliates creates a strong incentive for Mr. Bramson to remain with the Company, as well as aligning his interest with the interests of the stockholders of the Company by giving him an incentive to enhance the market value of the Company's Class A Stock. See "Certain Relationships and Related Transactions," below.

          The value of Mr. Bramson's stock options (as well as the value of shares that he and his affiliates own) is directly related to the performance of the Company, as measured by the price of its Class A Stock. The salary component of Mr. Bramson's compensation for fiscal 1998 was a fixed amount and accordingly did not have any particular relationship to the Company's performance. However, the Committee believes that Mr. Bramson's contributions to the Company during 1998 amply justified his salary. In the future, Mr. Bramson's compensation package may include eligibility for cash bonuses, the payment of which will be tied to both individual and Company performance.

          Compensation of Other Executive Officers. The compensation of other executive officers for fiscal 1998 was determined by the Compensation Committee in accordance with the general principles described above. Salary levels increased from 1997 levels, and were below average for comparable positions with other high technology companies. For the reasons indicated below, the Committee concluded that cash bonuses for fiscal 1998 to all executive officers except Mr. Bramson were appropriate. The bonuses ranged in amount from $20,000 to $135,000 and totaled $392,820 for the Company's six executive officers. Of this amount, $260,320 was paid based on the accomplishment of specific objectives by individual officers, or the achievement of specific financial performance levels by the Company. A substantial portion of bonuses paid for 1998 was allocated to executives by Mr. Bramson in accordance with authority delegated to him by the Committee, and the remainder was approved by the Committee, in its discretion, after review of recommendations made by Mr. Bramson. In making the decision to pay discretionary bonuses for fiscal 1998, the Committee considered the contributions made by each officer in his particular area of responsibility.

          Except for options granted pursuant to the exchange program described below, the Stock Incentive Plan Committee did not grant any options under the Plan to the named executive officers. See "Option/SAR Grants in Fiscal 1998," above.

          On November 6, 1998, the Stock Incentive Plan Committee of the Company's Board of Directors authorized an exchange program pursuant to which holders of certain "out-of-the-money" stock options issued under the Plan could elect to surrender those options for cancellation in exchange for new options exercisable at $1.0625 per share, which was the fair value per share of the Class A Stock on November 6, 1998. Each new option is exercisable for the same number of shares as the canceled option for which it was exchanged, but follows a different vesting and expiration schedule, beginning on the new grant date. Out-of-the-money options held by Mr. Bramson, members of the Stock Incentive Plan Committee, former employees, non-active employees and certain employees who were involved in the Company's keepered media development program, and options exercisable at $1.50 per share, were not eligible to be exchanged in the exchange program. The Stock Incentive Plan Committee believed that this exchange program was in the best interests of the Company and was necessary in order for the Plan to continue serving one of its primary purposes -- to encourage key employees to remain with the Company and to contribute toward efforts to increase the value of the Company's Class A Stock.

                                            COMPENSATION COMMITTEE

                                            Peter Slusser, Chairman
                                            Edward J. Bramson
                                            Douglas T. McClure, Jr.
                                            William A. Stoltzfus, Jr.

                            COMPANY PERFORMANCE GRAPH

NOTE: THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

          The following chart compares the stock price performance of the Company from December 31, 1993 through December 31, 1998 to that of the companies included in the S&P 500 Index and the companies included in the S&P High Technology Composite Index.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG AMPEX CORPORATION, S&P 500 INDEX AND S&P HIGH TECHNOLOGY COMPOSITE INDEX FROM DECEMBER 31, 1993 THROUGH DECEMBER 31, 1998*



                                [INSERT GRAPH]




















                                     December 31
             ----------------------------------------------------------

             1993        1994       1995       1996      1997      1998
             ----        ----       ----       ----      ----      ----

Ampex    $ 100.00    $  42.52    $160.00  $  375.00  $  95.00   $ 42.50
S&P 500    100.00      101.32     139.40     171.40    228.59    293.91
S&P HTCI   100.00      116.55     167.88     238.17    300.32    529.48


* Assumes $100 invested in Class A Stock, the S&P 500 Index and the S&P High Technology Composite Index on December 31, 1993. Data with respect to returns for the S&P indices is not readily available for periods shorter than one month. Total return is calculated for the S&P indices assuming reinvestment of dividends. The Company has not paid any dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          From January 1, 1998 to the present, there have been no transactions involving more than $60,000 in which the Company or any of its subsidiaries was a party and in which any executive officer, director, beneficial owner of more than 5% of any class of the Company's voting securities, or member of the immediate family of any of the foregoing persons, had a material interest, except as indicated in "Compensation of Executive Officers," above, and as follows:

          In February 1995, Sherborne Investments Corporation ("SIC"), a corporation controlled by the Company's Chief Executive Officer, Edward J. Bramson, issued a promissory note to the Company in connection with the purchase by SIC, as Mr. Bramson's designee, of 1,500,000 shares of Class A Stock. The note is due and payable in full in January 2000 and bears interests at the applicable Federal rate. Accrued interest on the note from January 1, 1998 through December 31, 1998, which amounted to $141,612, was paid in cash in 1998. In January 1999, the Compensation Committee authorized SIC to repay this note either in cash or, at its option, by surrendering shares of Class A Stock to the Company, valued at the fair market value of those shares on the date of repayment.

          In October 1996, SH Securities Co., LLC ("SHSC"), a limited liability company controlled by Mr. Bramson, issued a promissory note (the "Old Note") to the Company in connection with the purchase by SHSC, as Mr. Bramson's designee, of 400,000 shares of Class A Stock. The Old Note was due and payable in full in October 2001 and provided for interest to be paid at the applicable Federal rate, which was then 6.72%. All of the 400,000 shares of Class A Stock were pledged to the Company as security for payment on the Old Note. In September 1998, in recognition of Mr. Bramson's contributions to the Company, the Board of Directors decided to modify the terms of the Old Note in order to provide him with a further incentive for his continued service as an officer and director of the Company. Accordingly, the Company exchanged the Old Note for a New Note in the same amount, upon the following terms. The New Note will mature on October 15, 2008. Subject to Mr. Bramson's continued service as an officer and director of the Company, the principal amount of the New Note will be reduced by $176,000 each year to $440,000 on the maturity date, and accrued interest payable on the note will be forgiven on each interest payment date. The New Note will bear interest at 5.74% per annum, which was the applicable Federal rate in effect at the time the New Note was issued. If, during any period of ten consecutive trading days, the average closing price of the Class A Stock on the American Stock Exchange equals or exceeds $7.00, the unpaid principal balance of the New Note will automatically be reduced to $440,000. Payments under the New Note are also secured by a pledge of the 400,000 shares of Class A Stock. On October 15, 1998, the principal amount of the New Note was reduced by $176,000 (from $2,200,000 to $2,024,000) and $147,840 of accrued interest through that date was forgiven in accordance with foregoing terms.

          On October 29, 1997, November 7, 1997 and February 18, 1998, the Company issued a total of 400,000 shares of its Class A Stock to Mr. Bramson. The shares were sold for an aggregate purchase price of $1,268,752 (based on the fair value per share of Class A Stock on the date the Company's Board of Directors approved each such issuance), of which 20% was paid in cash and the balance by promissory notes of Mr. Bramson (the "1997-1998 Notes"). The 1997-1998 Notes bear interest, payable annually at the applicable Federal rate, and are payable in full five years after the date of issuance. Mr. Bramson paid accrued interest, in cash, on the 1997-1998 Notes equal to $22,863 on October 29, 1998, $27,549 on November 7, 1998 and $9,946 on February 18, 1999. All of
the 400,000 shares have been pledged to the Company as security for payment of the 1997-1998 Notes. Of these 400,000 shares, 100,000 are currently subject to vesting. If Mr. Bramson voluntarily resigns or is terminated for cause before the second anniversary of each date of issuance, the Company may repurchase up to 100,000 shares at the original purchase price. In January 1999, the Compensation Committee authorized Mr. Bramson to repay 1997-1998 Notes either in cash or, at his option, by surrendering shares of Class A Stock to the Company, valued at fair market value on the date of such repayment.

          In September 1998, the Company also agreed, pursuant to two agreements, that in the event of a Change of Control (as defined therein), Mr. Bramson will have the right to surrender the shares of Class A Stock securing the New Note and the 1997-1998 Notes, in exchange for the full release and cancellation of any claims by the Company for repayment of such Notes, and the return of such Notes and any cash payments previously made by him in payment for such shares, without interest.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

          The Company anticipates that its 2000 Annual Meeting of Stockholders will be held on or about May 19, 2000. Under SEC regulations, the deadline for submitting stockholder proposals for inclusion in the Company's Proxy Statement and proxy relating to its 2000 Annual Meeting of Stockholders is [December 12, 1999]. Under the Company's By-Laws, stockholder proposals submitted after [December 12, 1999] must be received by the Company between [February 14] and [March 5, 2000] in order to be considered at the 2000 Annual Meeting.

                                 OTHER BUSINESS

          The Board does not presently intend to bring any other business before the Meeting and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the accompanying Notice of Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

                           ANNUAL REPORT ON FORM 10-K

          The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 filed with the SEC, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of a charge equal to the Company's costs of copying and mailing any such exhibits. Such written requests should be directed to Ms. Karen Schweikher, Director of Investor Relations, Ampex Corporation, 500 Broadway, Mail Stop 4205, Redwood City,
California 94063. Each such request must set forth a good faith representation that, as of March 31, 1999, the person making the request was a beneficial owner of securities entitled to vote at the Meeting.

                                      By Order of the Board of Directors


                                      Edward J. Bramson
                                      Chairman

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                         ANNEX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                AMPEX CORPORATION


               It is hereby certified that:

          FIRST:(a) The present name of the Corporation (hereinafter called the "Corporation") is Ampex Corporation.

          (b) The name under which the Corporation was originally incorporated was Ampex Delaware Incorporated, and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 22, 1992.

          SECOND: Section 4.1 of ARTICLE FOURTH of the Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended in its entirety to read as follows:

                  4.1 Capital Stock. The total number of shares of capital stock which the Corporation shall have the authority to issue is 226,000,000, consisting of three classes of capital stock: 175,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"); 50,000,000 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock"); and 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

         THIRD: The amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its undersigned officer this ____ day of May, 1999.

                                    AMPEX CORPORATION




                                    By ________________________________
                                       Name:
                                       Title:

                                   PROXY CARD

                         PLEASE DATE, SIGN AND MAIL YOUR
                       PROXY CARD BACK AS SOON AS POSSIBLE

                         ANNUAL MEETING OF STOCKHOLDERS
                                AMPEX CORPORATION

                                  MAY 14, 1999

                |PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED|

         PLEASE MARK YOUR VOTES
[ X ]    AS IN THIS EXAMPLE

                                    FOR the nominee           WITHHOLD Authority to vote for
                                    listed at right           the nominee at right


1.       ELECTION OF           [   ]                 [  ]              NOMINEE: Douglas T. McClure, Jr.
         CLASS II
         DIRECTOR

                                                              FOR               AGAINST            ABSTAIN
2.       PROPOSAL TO AMEND RESTATED                           [  ]               [  ]               [  ]
         CERTIFICATE OF INCORPORATION
         TO INCREASE AUTHORIZED SHARES

                                                              FOR               AGAINST            ABSTAIN
3.       PROPOSAL TO AMEND 1992 STOCK                         [  ]               [  ]               [  ]
         INCENTIVE PLAN TO INCREASE
         SHARES RESERVED THEREUNDER

                                                              FOR               AGAINST            ABSTAIN
4.       PROPOSAL TO RATIFY THE SELECTION                     [  ]               [  ]               [  ]
         OF PRICEWATERHOUSECOOPERS LLP
         AS INDEPENDENT PUBLIC ACCOUNTANTS
         FOR THE 1999 FISCAL YEAR

                                                                               I PLAN TO ATTEND MEETING  [  ]

The undersigned acknowledges receipt of (a) the Notice of 1999 Annual Meeting of Stockholders, (b) the accompanying Proxy Statement and (c) the Company's 1998 Annual Report.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES


SIGNATURE________________ DATE____, 1999  SIGNATURE____________ DATE______, 1999
                                          Signature if held jointly

PROXY INSTRUCTIONS:

1. Please sign exactly as the name or names appear on your stock certificate (as indicated hereon).

2. If the shares are issued in the name of two or more persons, all of them must sign the proxy.

3. A proxy executed by a corporation must be signed in its name by an authorized officer.

4. Executors, administrators, trustees and partners should indicate their capacity when signing.

                                AMPEX CORPORATION

                           CLASS A COMMON STOCK PROXY

               FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 1999


          The undersigned hereby appoints Edward J. Bramson and Craig L. McKibben, or either of them, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of AMPEX CORPORATION to be held at the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California on May 14, 1999 at 9:00 a.m., and any adjournments thereof, and to vote the number of shares of the CLASS A COMMON STOCK OF AMPEX CORPORATION that the undersigned would be entitled to vote if personally present.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMPEX CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEE FOR ELECTION NAMED ON THE REVERSE AND FOR PROPOSALS 2, 3 AND 4.

          IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14A-4(C) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE